LIONBRIDGE TECHNOLOGIES, INC.
CHANGE OF CONTROL PLAN
Amended and Restated as of October 31, 2008

The purpose of this Plan is to induce those key executives of Lionbridge Technologies,
Inc. (the “Company”) who are chosen to participate in the Plan (“Executives”) to continue their employment with the Company notwithstanding any threatened or actual change of control of the Company.

1. Term. The term during which this Plan (the “Plan”) will be in effect (the “Term of the Plan”) originally began on November 2, 2006 (the “Effective Date”) and will remain in effect until terminated by a vote of the majority of the Board of Directors or its Nominating or Compensation Committee. If a Change of Control (as defined in Exhibit A) occurs during the Term of the Plan, the Plan will remain in effect until all obligations hereunder have been discharged.

2. Participation. The Nominating and Compensation Committee of the Board of Directors of the Company (the “Committee”) will select Executives to participate in the Plan upon recommendation of the Chief Executive Officer of the Company. The Executives whose names or positions are set forth in attached Schedules I and II will become participants on the Effective Date. If and when participants are added or deleted, the Schedules will be appropriately amended. Each participant in the Plan will enter into an agreement with the Company containing a description of such individual’s rights under this Plan.

3. Termination of Employment; Severance Benefits.

3.1 Employment Protection Period. If an Executive’s employment terminates during that Executive’s “Employment Protection Period,” the Company and such Executive will be required to discharge the applicable obligations described in this Section 3 and elsewhere in the Plan. The Employment Protection Period of an Executive will begin on the date of any Change of Control that occurs during the Term of the Plan and will end, in the case of an Executive whose name or position is listed on Schedule I (a “Tier I Executive”), on the 18-month anniversary of the Change of Control; and in the case of an Executive whose name or position is listed on Schedule II (a “Tier II Executive ), on the first anniversary of the Change of Control. If an Executive’s employment terminates at any time other than during his or her Employment Protection Period, the Executive will have no rights under this Plan, and the Plan will cease to be effective as to that person.

3.2 Termination upon Death or Disability. If an Executive ceases to be an employee of the Company as a result of death or disability, the Company will have no further obligation or liability to the Executive under this Plan, but nothing in the Plan is intended to interfere with the rights of the Executive and his or her family or beneficiaries under other applicable plans, policies or arrangements of the Company. For purposes of this Section 3.2, the Company may terminate an Executive’s employment for “disability” if, because of physical or mental incapacity, the Executive is unable for a period of 90 consecutive days to perform each of the material duties of his or her position, and it is determined by a qualified physician chosen by the Company and approved by the Executive or his or her conservator to be probable that such incapacity will continue for an additional 60 consecutive days.

3.3 Termination by the Company for Cause or by an Executive Without Good
Reason. If the Company terminates an Executive’s employment for Cause (as defined in this Section 3.3) or if an Executive terminates his or her employment other than for Good Reason (as defined in this Section 3.3), the Company will have no further obligation or liability to the Executive under this Plan.

“Cause” means (a) willful malfeasance or gross negligence in the performance by the Executive of his or her duties, resulting in harm to the Company, (b)
fraud or dishonesty by the Executive with respect to the Company, or (c) the
Executive’s conviction of a felony.

“Good Reason” means (i) a material reduction in the Executive’s total compensation, including but not limited to (a) a reduction of the Executive’s base salary below the level in effect immediately prior to the Change of Control without the
Executive’s prior written consent, (b) a reduction in the Executive’s target annual bonus opportunity below the level in effect immediately prior to the Change of Control without the Executive’s prior written consent, (c) discontinuation of participation in any compensation plan that is maintained following the Change in Control in which the Executive participated immediately prior to the Change of Control without the Executive’s prior written consent, or (d) exclusion from participating in compensation programs that are customarily offered to senior executives, (ii) relocation of the Executive’s principal place of work to a location more than 50 miles from its location immediately prior to the Change of Control or (iii) change in title or responsibilities below the level in effect immediately prior to the Change of Control without the Executive’s prior written consent.

3.4 By the Company Without Cause or By the Executive for Good Reason.

(a) Entitlement to Severance Benefits. If, during an Executive’s Employment Protection Period, the Company terminates the Executive’s employment without Cause, or if the Executive terminates his or her employment for Good Reason, the Company will, subject to Section 4, provide severance benefits to the Executive as set forth below in paragraph (b).

(b) Severance Benefits. The benefits to be provided to the Executive under this Section 3.4 are as follows:

(i) The Company will pay to the Executive within 30 days of the termination of employment a lump-sum cash amount equal to the “applicable percentage” multiplied by the sum of (a) the Executive’s annual base salary in effect immediately prior to the termination (or, if his or her base salary has been reduced after the Change of Control, the base salary in effect prior to the reduction) plus (b) the then current target bonus. An Executive’s “applicable percentage” will be 150% in the case of Tier I Executives and 100% in the case of Tier II Executives.

(ii) The Company will also pay to the each Executive within 30 days of the termination of employment a pro-rata portion of his or her target bonus for the year of termination.

(iii) The Company will continue for the applicable period to provide the Executive with family medical, disability and life insurance coverage at the level in effect immediately prior to the Change of Control. To the extent the Company is unable to provide such benefits to an Executive under its existing plans and arrangements, it will at the discretion of the Company either arrange to provide the Executive with substantially similar benefits upon comparable terms or pay the Executive cash amounts on a monthly basis equal to the Executive’s monthly cost of obtaining such benefits. An Executive’s “applicable period” will be eighteen months in the case of a Tier I Executive and one year in the case of a Tier II Executive.

(c) Option Acceleration. Notwithstanding any contrary provision of plans or arrangements under which they are granted, upon a Change of Control and irrespective of whether employment has been terminated (A) 50% of the options to purchase Company stock held by any Executive will immediately become exercisable and the remaining 50% of such options will become exercisable on the earlier of the six month anniversary of the Change of Control or the date such Executive’s employment is terminated without Cause or for Good Reason, and (B) all restricted stock or restricted stock units held by any Executive under restricted stock plans and arrangements of the Company will immediately become fully vested.

4. Taxes

4.1 Section 280G. The payments to each Executive under this Plan shall be made without regard to whether the deductibility of such payments (or any other “parachute payments,” as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), to or for the benefit of such Executive) would be limited or precluded by Section 280G and without regard to whether such payment (or any other “parachute payments” as so defined) would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided that if the total of all “parachute payments” to or for the benefit of any Executive, after reduction for all federal, state and local taxes (including the tax described in Section 4999 of the Code, if applicable) with respect to such payments (the “Total After-Tax Payments”), would be increased by the limitation or elimination of any payment under this Plan or any “parachute payments” under other agreements or arrangements, then the amount payable under this Plan (or the “parachute payment” under such other agreement or arrangement) shall be reduced to the extent, and only to the extent, necessary to maximize the Total After-Tax Payments. The determination as to whether and to what extent each payment under this Plan (or the “parachute payment” under such other agreement or arrangement) is required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by its independent certified public accounting firm. In the event of any such reduction, the payments under this Plan (or the “parachute payment” under such other agreement or arrangement) shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. In the event of any underpayment or overpayment under this Plan (or such other agreement or arrangement) as determined by the accounting firm, the amount of such underpayment or overpayment shall forthwith be paid promptly to the Executive or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

4.2 Section 409A. No payment that may be made pursuant to this Plan that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code may be accelerated or deferred by the Company or the Executive. Notwithstanding anything herein (or in any other agreement or arrangement between the Executive and the Company) to the contrary, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Plan on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

The parties intend that this Plan will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any payments under this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

5. Withholding. All payments required to be made by the Company under this
Plan will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as may be required by law.

6. No Duty to Mitigate. Benefits payable under this Plan as a result of termination of an Executive’s employment will be considered severance pay in consideration of his or her past service and continued service from the
Effective Date, and the Executive’s entitlement thereto will neither be governed by any duty to mitigate damages by seeking further employment nor offset by any compensation received from other employment.

7. Confidentiality and Exclusivity. Each Executive (by participation in the
Plan) agrees to maintain the confidentiality of the Company’s (and its related entities and projects) books, records, financial information, technical information, business plans and/or strategies, and other confidential matters unless required to make disclosure in the performance of his or her duties for the Company or as a result of a legal proceeding or other legally mandated cause. Should the Company be required to pursue a claim against an Executive under this Section 7, the Company will likely be required to seek injunctive relief as well as damages at law. Accordingly, Section 8, Arbitration, will not apply to any action by the Company against an Executive for violation of this Section 7. Each Executive (by participation in the Plan) agrees for purposes of any disputes arising under this Section 7 to submit to the exclusive jurisdiction of the federal and state courts in the Commonwealth of
Massachusetts.

8. Arbitration. Except as otherwise provided in Section 7, any dispute or controversy between the Company and an Executive involving the construction or application of any terms, covenants or conditions of this Plan, or any claim arising out of this Plan, that is not resolved within ten days by the parties will be settled by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company and all Executives (by participation in this Plan) agree that the arbitrator(s) will have no authority to award punitive or exemplary damages or so-called consequential or remote damages such as damages for emotional distress. Any decision of the arbitrator(s)
will be final and binding upon the parties. Either party may request that the arbitrator(s) submit written findings of fact and conclusions of law. The
Company and all Executives (by participation in this Plan) agree and understand that they are waiving their rights to a jury trial of any dispute or controversy relating to the matters specified above in this Section 9.

9. Rights of Survivors. If an Executive dies after becoming entitled to benefits under Section 3 following termination of employment but before all such benefits have been provided, (a) all unpaid cash amounts will be paid to the beneficiary that has been designated by the Executive in writing (the
“beneficiary”), or if none, to the Executive’s estate, (b) all applicable insurance coverage will be provided to the Executive’s family as though the
Executive had continued to live, and (c) any stock options that became exercisable under Section 3.4(c) will be exercisable by the beneficiary, or if none, the estate.

10. Successors. This Plan will inure to and be binding upon the Company’s successors. The Company will require any successor to all or substantially all of the business and/or assets of the Company by sale, merger or consolidation (where the Company is not the surviving corporation), lease or otherwise, to adopt this Plan expressly. Obligations under this Plan are not otherwise assignable by the Company.

11. Subsidiaries. For purposes of this Plan, employment by a corporation or other entity that is controlled directly or indirectly by the Company will be deemed to be employment by the Company. Thus, references in the Plan to
“Company” include such corporations or other entities where appropriate in the context.

12. Amendment or Termination. This Plan may be amended or terminated by the
Company at any time prior to a Change of Control. Following a Change of
Control the Plan may not be amended or terminated with respect to any
Executive unless agreed to in writing by such Executive and the Company.

13. Severability. In the event that any provision of this Plan is determined to be invalid or unenforceable, the remaining provisions are intended to remain in full force and effect to the fullest extent permitted by law.

14. Controlling Law. This Plan will be controlled and interpreted pursuant to Massachusetts law.

Exhibit A

“Change of Control” means the occurrence of any of the following events:

(1) any Person becomes the owner of 25% or more of the Company’s Common
Stock and a majority of the members of the Board of Directors make a determination that a change of control has occurred; or

(2) individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Continuing Directors”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director after the Effective Date whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Continuing Directors will be deemed to be a Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities and Exchange Act of 1934 (the “Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) consummation of a reorganization, merger, consolidation or other transaction that will result in the transfer of ownership of more than 50% of the Company’s Common Stock; or

(4) liquidation or dissolution of the Company or sale of substantially all of the Company’s assets.

In addition, for purposes of this definition the following terms have the meanings set forth below:

“Common Stock” means the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock does not include shares of preferred stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board expressly so determines in any future transaction or transactions.

A Person will be deemed to be the “owner” of any Common Stock of which such
Person would be the “beneficial owner,” as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

“Person” has the meaning used in Section 13(d) of the Exchange Act, except that “Person” does not include (i) the Executive, an Executive Related Party, or any group of which the Executive or Executive Related Party is a member, or
(ii) the Company or a wholly owned subsidiary of the Company or an employee benefit plan (or related trust) of the Company or of a wholly owned subsidiary.

An “Executive Related Party” means any affiliate or associate of the Executive other than the Company or a subsidiary of the Company. The terms “affiliate”
and “associate” have the meanings given in Rule 12b-2 under the Exchange Act;
the term “registrant” in the definition of “associate” means, in this case, the Company.